EXHIBIT 3.6
                   Amendment to Registrant s Bylaws

                              RESOLUTION




     WHEREAS, the number of directors on the First Federal Savings and Loan Association of Charleston Board will be reduced from ten to nine upon the retirement of a director on January 27, 1999; be it, therefore,

     RESOLVED, that the Bylaws of First Federal Savings and Loan
Association of Charleston Article III, Section 2 be amended to read as follows, effective January 27, 1999:

     "SECTION 2. Number and Term. The board of directors shall consist of nine members and shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected or qualified. One class shall be elected by ballot annually."

     I, the undersigned Secretary of First Federal Savings and Loan Association of Charleston, do hereby certify that the above resolution was adopted by unanimous vote of the Board of Directors at a meeting of said Board held on the 17th day of December, 1998, a quorum being present.



                         /s/ Phyllis B. Ainsworth
                         Phyllis B. Ainsworth, Corporate Secretary



December 17, 1998


(SEAL)